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Exhibit (h)(9)

VALUE LINE LARGER COMPANIES FOCUSED FUND, INC.

AMENDMENT TO

FUND-WIDE EXPENSE LIMITATION AGREEMENT

This Amendment, dated as of February 25, 2019, amends the Expense Limitation Agreement dated August 1, 2017, as amended from time to time (the “Agreement”), between EULAV Asset Management (the “Adviser”) and Value Line Larger Companies Focused Fund, Inc. (the “Fund”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 2 of the Agreement permits the Term of the Agreement to be continued from year to year by written agreement of the Adviser and the Fund;

WHEREAS, the Adviser desires to extend the Term to June 30, 2020 and further desires to provide that, in future years, the Term of the Agreement shall be continued from year to year by writing of the Adviser, without need for additional writing by the Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and this Amendment, the Adviser hereby agrees as follows:

1.       Section 2 is hereby deleted in its entirety and replaced with the following:

The term (“Term”) of the Adviser’s obligations set forth in Section 1.1 shall begin on August 1, 2017 and end on June 30, 2020. The Term of this Agreement shall be continued from year to year unless the Adviser determines to not so continue the Term of this Agreement by giving the Fund not less than 5 days prior notice. Unless otherwise agreed to in writing by the Adviser and the Fund, this Agreement shall terminate automatically upon the termination of the Advisory Agreement. The Fund can terminate this Agreement by giving written notice of termination to the Adviser; provided, however, that Section 1.3 shall survive any such termination in accordance with its terms.

2.       Except as provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment and the Agreement constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Adviser has caused this Amendment to be executed as of the day and year first above written.

EULAV Asset Management By: /s/ Mitchell E. Appel Name: Mitchell E. Appel Title: President